                                                                   EXHIBIT 10.38

================================================================================



                            SHARE PURCHASE AGREEMENT

                                  by and among

                              CRITICAL PATH, INC.,

                            CRITICAL PATH JAPAN K.K.

                               MITSUI & CO., LTD.,

                             MITSUI & CO. (U.S.A.),

                         NTT COMMUNICATIONS CORPORATION,

                                       and

                                 NEC CORPORATION

                            Dated as of June 6, 2002



================================================================================

                                TABLE OF CONTENTS

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                                                                                         Page
                                                                                         ----
ARTICLE 1 DEFINITIONS......................................................................2
    1.1    Certain Definitions.............................................................2

ARTICLE 2 CONSIDERATION; CLOSING; CLOSING DELIVERABLES....................................10
    2.1    Sale of Shares.................................................................10
    2.2    Purchase Price Adjustment......................................................11
    2.3    Wire Instructions..............................................................11
    2.4    Closing; Closing Deliverables..................................................11
    2.5    Buyer's Conditions to Closing..................................................13
    2.6    Sellers' Conditions to Closing.................................................14
    2.7    Consummation of Closing........................................................14
    2.8    Appointment of Directors and Statutory Auditors................................14
    2.9    Termination of Shareholders Agreement..........................................14

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE SELLERS...................................15
    3.1    Authority; No Conflicts........................................................15
    3.2    Capitalization; Ownership of Shares, Options and Claims........................16
    3.3    Financial Information; Undisclosed Liabilities.................................16
    3.4    Loans, Notes, Accounts Receivable; Accounts Payable............................16
    3.5    Material Agreements............................................................16
    3.6    Consents and Approvals.........................................................17
    3.7    Litigation; Proceedings........................................................17
    3.8    Actions and Proceedings, etc...................................................17
    3.9    Compliance with Applicable Laws................................................17
    3.10   Disclosure.....................................................................17

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER.........................................18
    4.1    Authority; No Conflicts; Governmental Consents.................................18
    4.2    Actions and Proceedings, etc...................................................19
    4.3    Disclosure.....................................................................19

ARTICLE 5 COVENANTS OF THE SELLERS........................................................19
    5.1    Notice of Changes; Updates.....................................................19
    5.2    Non-Solicitation...............................................................20
    5.3    Further Assurances.............................................................20
    5.4    Complete Copies................................................................20
    5.5    Conduct Prior to Closing of Sellers............................................20

ARTICLE 6.................................................................................20
    6.1    Cooperation....................................................................20
    6.2    Confidential Information.......................................................21
    6.3    Release........................................................................21

                                                                                         Page
                                                                                         ----
    6.4    Publicity......................................................................22
    6.5    Access to Information..........................................................22
    6.6    Expenses.......................................................................22

ARTICLE 7 NON-SOLICITATION OF CPP CUSTOMERS...............................................23
    7.1    Non-Solicitation Agreement.....................................................23
    7.2    Non-Solicitation Covenants: Scope and Choice of Law............................24
    7.3    Non-Solicitation Covenants: Assignment by Buyer................................24
    7.4    Non-Solicitation Covenants: Remedy for Breach..................................24

ARTICLE 8 TAX REPRESENTATIONS AND COVENANTS...............................................24
    8.1    Tax Definitions................................................................24
    8.2    Tax Representations and Covenants..............................................25

ARTICLE 9 EMPLOYEE BENEFITS AND EMPLOYEE ARRANGEMENTS.....................................27
    9.1    Seconded Employees.............................................................27
    9.2    Discharged Employees...........................................................27

ARTICLE 10 INDEMNIFICATION................................................................28
    10.1   Survival.......................................................................28
    10.2   Indemnification by the Sellers.................................................28
    10.3   Indemnification by Buyer.......................................................28
    10.4   Procedures Relating to Indemnification.........................................29
    10.5   Limitations....................................................................30
    10.6   No Contribution................................................................30

ARTICLE 11 TERMINATION....................................................................31
    11.1   Bases for Termination..........................................................31
    11.2   Notice of Termination, Return of Documents.....................................31
    11.3   Effect of Termination..........................................................31

ARTICLE 12 GENERAL PROVISIONS.............................................................31
    12.1   Assignment.....................................................................31
    12.2   No Third-Party Beneficiaries...................................................32
    12.3   Amendments; Waiver.............................................................32
    12.4   Waiver of Compliance...........................................................32
    12.5   Notices........................................................................32
    12.6   Interpretation.................................................................33
    12.7   Counterparts...................................................................33
    12.8   Severability...................................................................33
    12.9   Governing Law..................................................................34
    12.10  Dispute Forum..................................................................34
    12.11  Exhibits and Schedules.........................................................34
    12.12  Entire Agreement...............................................................34

EXHIBITS:

Exhibit A  - Form of Termination Agreement I
Exhibit B  - Form of Termination Agreement II
Exhibit C  - Seller Wire Transfer Instructions
Exhibit D  - Form of Cross Receipt
Exhibit E1 - Form of Buyer's Certificate
Exhibit E2 - Form of Buyer Sub's Certificate
Exhibit F  - Form of CPP Certificate
Exhibit G  - Form of Sellers' Certificate
Exhibit H  - Form of NTTCOM's Certificate

SCHEDULES:

Schedule 2.1    - Share Ownership (pre-Closing)
Schedule 2.2    - Estimated Balance Sheet
Schedule 2.8    - Directors and Statutory Auditors (post-Closing)
Schedule 3.3    - Financial Statements (December 31, 2001 and April 30, 2002)
Schedule 7.1    - CPP Customers
Schedule 8.2    - Exceptions to Tax Representations
Schedule 9.1(a) - Mitsui Seconded Employees
Schedule 9.1(b) - NTTCOM Seconded Employees
Schedule 9.2    - Terms of Discharged Employee Settlement Agreements

                            SHARE PURCHASE AGREEMENT

                This SHARE PURCHASE AGREEMENT (together with all schedules, appendices and exhibits hereto, the "AGREEMENT"), dated as of June 6, 2002 (the "EFFECTIVE DATE"), is made by and among Critical Path, Inc., a California corporation ("CRITICAL PATH"), Critical Path Japan K.K., a company organized and existing under the laws of Japan and a wholly owned subsidiary of Buyer ("BUYER SUB"), Mitsui & Co., Ltd., a company organized and existing under the laws of Japan ("MITSUI"), Mitsui & Co. (U.S.A.), Inc., a New York corporation ("MITSUI U.S.A."), NTT Communications Corporation, a company organized and existing under the laws of Japan ("NTTCOM"), NEC Corporation, a company organized and existing under the laws of Japan ("NEC" and together with MITSUI, Mitsui U.S.A. and NTTCOM the "SELLERS" or individually, a "SELLER"). Critical Path, together with its subsidiaries (including Buyer Sub) and operating either directly or through such subsidiaries, is hereinafter referred to as "BUYER").

                              W I T N E S S E T H:

                WHEREAS, Critical Path, MITSUI and NTTCOM made and entered into as of the 23rd day of May 2000, an agreement entitled SHAREHOLDERS AGREEMENT (the "SHAREHOLDERS AGREEMENT"), for the purpose of jointly incorporating and operating Critical Path Pacific, Inc. ("CPP") in Japan under the laws of Japan and providing for the purchase of all of the issued and outstanding capital stock of CPP (the "SHARES");

                WHEREAS, pursuant to the Shareholders Agreement, CPP was incorporated on the 26th day of May 2000 and at such time the shareholders subscribed for and purchased the following number of Shares:

                Critical Path:Sixteen Thousand (16,000) Shares

                MITSUI: Fourteen Thousand (14,000) Shares

                NTTCOM: Ten Thousand (10,000) Shares;

                WHEREAS, as of the date hereof, MITSUI directly owns 24% of the Shares, Mitsui U.S.A. directly owns 6% of the Shares, NTTCOM directly owns 25% of the Shares, NEC directly owns 5% of the Shares and Critical Path directly owns 40% of the Shares;

                WHEREAS, MITSUI and CPP made and entered into as of the 21st day of June 2000, an agreement entitled MANAGEMENT AND SALES ASSISTANCE AGREEMENT (the "MITSUI AGREEMENT"), whereby MITSUI undertook to provide CPP with management and sales assistance throughout the term thereof;

                WHEREAS, NTTCOM and CPP made and entered into as of the 21st day of June 2000, an agreement entitled TECHNICAL AND SALES ASSISTANCE AGREEMENT (the "NTTCOM AGREEMENT"), whereby NTTCOM undertook to provide CPP with technical and sales assistance throughout the term thereof;

                WHEREAS, on the 12th day of March 2002, Buyer, MITSUI and NTTCOM decided to conduct a study for the dissolution of CPP (the "DISSOLUTION STUDY") and on the 29th day of March 2002 the Board of Directors of CPP (the "BOARD") resolved that CPP should pursue the Dissolution Study;

                WHEREAS, notwithstanding the undertaking of the Dissolution Study as described above, on the 23rd day of April 2002 Buyer sent to MITSUI and NTTCOM a "LETTER OF OFFER FOR PURCHASE OF SHARES IN CRITICAL PATH PACIFIC, INC." (the "LETTER OF OFFER") whereby Buyer offered to purchase all of the Shares of CPP held by MITSUI, NTTCOM, MITSUI U.S.A. and NEC;

                WHEREAS, after receipt of the Letter of Offer, MITSUI, NTTCOM, Mitsui U.S.A. and NEC held discussions regarding the proposed purchase by Buyer of such Shares;

                WHEREAS, now, notwithstanding anything to the contrary set forth in Articles 12, 18 and 19 of the Shareholders Agreement, Buyer wishes to purchase from the Sellers, and the Sellers wish to sell to Buyer all of the Shares now held by the Sellers, on the terms and conditions as herein below set forth;

                NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

        1.1 Certain Definitions. For all purposes of this Agreement except as expressly provided or unless the context otherwise requires the following definitions shall apply:

                "ACCOUNT PREPARATION RULES" shall mean the rules for the preparation of the Monthly Management Accounts of CPP which were adopted by CPP's Management Executive Committee.

                "AFFILIATE" or "AFFILIATE" shall mean, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such first Person.

                "AGENTS" or "AGENTS" shall mean officers, other employees, independent contractors, consultants, directors, shareholders, affiliates and other agents or representatives.

                "AGREEMENT" shall have the meaning assigned thereto in the preamble.

                "APRIL 30 BALANCE SHEET" shall mean the unaudited balance sheet of CPP as of April 30, 2002 attached to Schedule 3.3.

                "APPROVAL" shall have the meaning assigned thereto in Section 3.10.

                "AUDITOR" shall have the meaning assigned thereto in Section 2.2(b).

                "BOARD" shall have the meaning assigned thereto in the recitals.

                "BUSINESS DAY" shall mean any day that is not a Saturday, Sunday or other day on which banking institutions in Tokyo, Japan are authorized or required by law or executive order to close.

                "BUYER" shall have the meaning assigned thereto in the preamble.

                "BUYER DELIVERABLES" shall have the meaning assigned thereto in
Section 2.4(a).

                "BUYER INDEMNITEES" shall have the meaning assigned thereto in
Section 10.2.

                "BUYER PARTIES" shall have the meaning assigned thereto in
Section 6.3.

                "BUYER SUB" shall have the meaning assigned thereto in the preamble.

                "BUYER'S INDEMNIFICATION CAP" shall have the meaning assigned thereto in Section 10.5.

                "CASH" means cash and cash equivalents, including the line items of the applicable CPP balance sheets entitled "cash in hand", "deposit in banks" and "short term loans".

                "CASH ADJUSTMENT" shall have the meaning assigned thereto in
Section 2.2(a).

                "CLAIM" shall have the meaning assigned thereto in Section 10.4(b).

                "CLOSING" shall have the meaning assigned thereto in Section
2.4.

                "CLOSING CPP EQUITY" shall mean the assets, less liabilities, of CPP determined by reference to the Closing Balance Sheet.

                "CLOSING CASH BALANCE" shall mean the total amount of Cash held by CPP as of May 31, 2002, as reflected on the Closing Balance Sheet.

                "CLOSING DATE" shall have the meaning assigned thereto in
Section 2.4.

                "CLOSING BALANCE SHEET" shall have the meaning assigned thereto in Section 2.2.

                "CODE" shall mean the Internal Revenue Code of 1986, as amended, and any successor federal tax statute.

                "COLLATERAL AGREEMENTS" shall mean Termination Agreement I and Termination Agreement II.

                "CONFIDENTIAL INFORMATION" shall have the meaning assigned thereto in Section 6.2.

                "CONTRACTS" shall mean any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sale agreement, purchase order, mortgage, deed of trust, license, permit, concession, grant, franchise, commitment, guarantee, other evidence of indebtedness or other binding arrangement, understanding or agreement, whether or not written, to which CPP is a party, each a "Contract."

                "CONTROL" shall mean the power to direct the affairs of a Person by reason of ownership of voting shares, by contract or otherwise.

                "CP SEC DOCUMENTS" shall mean the reports, proxies, information statements and prospectuses filed by Buyer with the U.S. Securities Exchange Commission since December 31, 2000.

                "CPP" shall have the meaning assigned thereto in the preamble.

                "CPP BUSINESS" shall mean the business of CPP to deliver advanced Internet messaging solutions to businesses in Japan as conducted on the Effective Date.

                "CPP CUSTOMER" shall have the meaning assigned thereto in
Section 7.1.

                "CPP CEO" shall have the meaning set forth in Section 3.10.

                "CPP CFO" shall have the meaning set forth in Section 3.10.

                "CPP CIO" shall have the meaning set forth in Section 3.10.

                "CPP SERVICES" shall mean Internet communications services including messaging and collaboration solutions for wireless, secure, unified messaging, basic email and personal information management as provided by CPP on the Effective Date.

                "CRITICAL PATH" shall have the meaning assigned thereto in the preamble.

                "DIRECT CLAIM" shall have the meaning assigned thereto in
Section 10.4.

                "DISCHARGED EMPLOYEES" shall have the meaning assigned thereto in Section 9.2.

                "DISCHARGED EMPLOYEE SETTLEMENT AGREEMENTS" shall have the meaning assigned thereto in Section 9.2.

                "DISCLOSING PARTY" shall have the meaning assigned thereto in
Section 6.2.

                "DISSOLUTION STUDY" shall have the meaning assigned thereto in the recitals.

                "EFFECTIVE DATE" shall have the meaning assigned thereto in the preamble.

                "EMPLOYEE CLAIM INDEMNITEE" shall have the meaning assigned thereto in Section 9.2.

                "EQUITY ADJUSTMENT" shall have the meaning assigned thereto in
Section 2.2(a).

                "ESTIMATED CPP EQUITY" shall mean the assets, less liabilities, of CPP determined by reference to the Estimated Balance Sheet.

                "ESTIMATED CASH BALANCE" shall mean the total amount of cash and cash equivalents held by CPP as of May 31, 2002, as reflected on the Estimated Balance Sheet.

                "ESTIMATED BALANCE SHEET" shall mean the estimated unaudited balance sheet of CPP as of May 31, 2002 attached to Schedule 2.2 hereto.

                "FINANCIAL STATEMENTS" shall mean the following as attached to
Schedule 3.3 (i) an audited (a) balance sheet of CPP as of December 31, 2001,
(b) the related statements of operations, changes in stockholders equity, and cash flows for such fiscal year then ended, and (c) all related notes and schedules, if any; and (ii) (a) the April 30 Balance Sheet, (b) the related statements of operations, changes in stockholders equity, and cash flows for the period then ended, and (c) all related notes and schedules, all of which have been reviewed, but not audited, by CPP's independent public accountant.

                "GAAP" shall mean generally accepted accounting principles in Japan, consistently applied.

                "GOVERNMENTAL AUTHORIZATION" shall mean any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Legal Requirement.

                "GOVERNMENTAL ENTITY" shall mean any supranational, national, state, municipal or local government or any agency, authority, bureau, commission, department or similar body or instrumentality thereof, or any court, tribunal, administrative or rulemaking agency or entity having jurisdiction over the parties, CPP, the CPP Business and/or the Transactions.

                "INCLUDING" shall mean including without limitation.

                "INDEMNIFIABLE LOSSES" shall have the meaning assigned thereto in Section 10.2.

                "INITIAL PURCHASE PRICE" shall have the meaning assigned thereto in Section 2.1.

                "KNOWLEDGE" with respect to a Person, shall mean the knowledge of the senior management and responsible employees of such Person after due inquiry.

                "KNOWLEDGE OF THE CPP MANAGEMENT" shall mean the knowledge after due inquiry of the CPP CEO and the CPP CFO.

                "LEGAL REQUIREMENT" shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law or equity, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, permit, ruling, directive, pronouncement, requirement (licensing or otherwise), specification, determination, decision, opinion or interpretation that is, has been or may in the future be issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

                "LETTER OF OFFER" shall have the meaning assigned thereto in the recitals.

                "LIENS" shall mean any liens, mortgages, liabilities, options, debts, claims, restrictions, preemptive rights, security interests, secured claims, charges, voting and disposition restrictions or any other encumbrances of any kind whether contingent, liquidated, disputed, known or unknown.

                "MTP" shall have the meaning assigned thereto in Section 7.1.

                "MATERIAL ADVERSE EFFECT" shall mean, with respect to any Person, any change, event or effect that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on (i) the ability of such Person to perform its obligations under this Agreement or otherwise consummate the Transactions, (ii) the business, assets, property, conditions, results of operations, value or financial or other condition of such Person (as such business in presently conducted and as proposed to be conducted in the future).

                "MATERIAL AGREEMENT" shall mean (a) any lease for real or personal property (whether as lessor or lessee); (b) any agreement for the purchase of materials, supplies, goods, services, equipment or other assets other than in the ordinary course of business; (c) any consulting services, sales, distribution or other similar agreement providing for the sale by CPP of materials, supplies, goods, services, equipment or other assets; (d) any partnership, joint venture or other similar agreement or arrangement; (e) any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise); (f) any agreement relating to indebtedness for borrowed money or the deferred purchase price of property;
(g) any license, franchise or similar agreement; (h) any agency, dealer, sales representative, marketing or other similar agreement other than in the ordinary course of business; or (i) any other agreement, commitment, arrangement or plan not made in the ordinary course of business.

                "MAY 2002 MONTHLY GROSS REVENUE" shall have the meaning assigned thereto in Section 7.3.

                "MITSUI" shall have the meaning assigned thereto in the preamble.

                "MITSUI AGREEMENT" shall have the meaning assigned thereto in the recitals.

                "MITSUI SECONDED EMPLOYEES" shall have the meaning assigned thereto in Section 9.1(a).

                "MITSUI SECONDMENT AGREEMENTS" shall mean the agreements between CPP and MITSUI regarding the secondment of certain employees to CPP, including the letter dated December 21, 2000 and the memorandum dated December 21, 2000, with respect to the secondment of Shoji Sakata; the letter dated April 25, 2000 and the memorandum dated June 16, 2000 with respect to the secondment of Ichiro Ishii; and the letter dated May 26, 2000 and the memorandum dated June 16, 2000 with respect to the secondment of Hiroko Kitano.

                "MITSUI LEASE AGREEMENTS" shall mean the following contracts between Mitsui Leasing & Development, Ltd. and CPP: (a) Contract Number L001883400, dated June 1, 2000,

(b) Contract Number L001884200, dated June 1, 2000, (c) Contract Number L001884500, dated June 1, 2000, (d) Contract Number L002221000, dated May 26, 2000, (e) Contract Number L002223600, dated May 26, 2000, (f) Contract Number L002224100, dated May 26, 2000, (g) Contract Number L002225000, dated May 26, 2000, (h) Contract Number L002655300, dated September 26, 2000, (i) Contract Number L010469900, dated December 1, 2000, and (j) Contract Number L012553100, dated August 1, 2001.

                "MITSUI U.S.A." shall have the meaning assigned thereto in the preamble.

                "NEC" shall have the meaning assigned thereto in the preamble.

                "NON-SOLICITATION PERIOD" shall have the meaning assigned thereto in Section 7.1.

                "NTTCOM" shall have the meaning assigned thereto in the preamble.

                "NTTCOM AGREEMENT" shall have the meaning assigned thereto in the recitals.

                "NTTCOM SECONDED EMPLOYEES" shall have the meaning assigned thereto in Section 9.1(b).

                "NTTCOM SECONDMENT AGREEMENTS" shall mean the agreements between CPP and NTTCOM regarding the secondment of certain employees to CPP, including the memorandum dated June 1, 2000 and the letter dated September 29, 2000, with respect to, among other things, the secondment of Yutaka Ogawa and Mitsunobu Matsunaga.

                "ORDINARY COURSE OF BUSINESS" shall mean the ordinary and usual course of CPP's business consistent with past practices.

                "ORDER" shall mean any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Entity or by any arbitrator.

                "ORGANIZATIONAL DOCUMENTS" shall mean the articles or certificate of incorporation and the bylaws of a corporation or a Kabushiki Kaisha or any charter or similar document adopted or filed in connection with the creation, formation or origination of a Person and any amendment to any of the forgoing.

                "PERMITS" shall mean any permit, license, certificate, concession, approval, consent, ratification, permission, clearance, confirmation, exemption, waiver, franchise, certification, designation, rating, registration, variance, qualification, accreditation or authorization issued, granted, given or otherwise made available by or under the authority of a Governmental Entity.

                "PERSON" shall mean an individual, corporation, association, partnership, limited liability company, joint venture, trust or unincorporated organization, other form of business or legal entity or Governmental Entity.

                "PRE-CLOSING TAX PERIOD" shall have the meaning assigned thereto in Section 8.1.

                "PRO RATA SHARE" shall have the meaning assigned thereto in
Section 9.2.

                "PROCEEDING" shall mean any action, arbitration, audit, claim, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted or heard by or before or otherwise involving, any Person or Governmental Entity or arbitrator.

                "PURCHASE PRICE" shall have the meaning assigned thereto in
Section 2.1.

                "PURCHASE PRICE ADJUSTMENT" shall have the meaning assigned thereto in Section 2.2(a).

                "RECEIVING PARTY" shall have the meaning assigned thereto in
Section 6.2.

                "RELEVANT SELLER" shall have the meaning assigned thereto in
Section 10.2.

                "RETURNS" shall have the meaning assigned thereto in Section
8.2.

                "SCHEDULE" or "SCHEDULE" shall mean a schedule attached hereto which sets forth exceptions to the representations and warranties and certain other information called for herein. If a document or matter is disclosed in a
Schedule in connection with a specific section of this Agreement, such document or matter shall not be deemed to be disclosed in the Schedule in connection with any other section or provision except where specific repetition or cross-reference is made.

                "SECONDED EMPLOYEES" shall mean the Mitsui Seconded Employees and the NTTCOM Seconded Employees.

                "SELLER" and "SELLERS" shall have the meanings assigned thereto in the preamble.

                "SELLER DELIVERABLES" shall have the meaning assigned thereto in
Section 2.4(b).

                "SELLER INDEMNITEES" shall have the meaning assigned thereto in
Section 10.3.

                "SELLER PARTIES" shall have the meaning assigned thereto in
Section 6.3.

                "SELLER'S INDEMNIFICATION CAP" shall have the meaning assigned thereto in Section 10.5.

                "SHARES" shall have the meaning assigned thereto in the recitals.

                "SHAREHOLDERS AGREEMENT" shall have the meaning assigned thereto in the recitals.

                "SURVIVAL DATE" shall have the meaning assigned thereto in
Section 10.1.

                "TAX" shall have the meaning assigned thereto in Section 8.1.

                "TAX ASSET" shall have the meaning assigned thereto in Section 8.1.

                "TAXING AUTHORITY" shall have the meaning assigned thereto in
Section 8.1.

                "TAX SHARING AGREEMENT" shall have the meaning assigned thereto in Section 8.1.

                "TERMINATION AGREEMENT I" shall mean an agreement between CPP and MITSUI, substantially in the form attached hereto as Exhibit A, for the termination of (i) the Mitsui Agreement and (ii) the Mitsui Secondment Agreements.

                "TERMINATION AGREEMENT II" shall mean an agreement between CPP and NTTCOM, substantially in the form attached hereto as Exhibit B, for the termination of (i) the NTTCOM Agreement and (ii) the NTTCOM Secondment Agreement.

                "THIRD-PARTY CLAIM" shall have the meaning assigned thereto in
Section 10.4(a).

                "TRANSACTIONS" shall mean the transactions contemplated by this Agreement and the Collateral Agreements and all of the actions, events and transactions set forth therein and any of the agreements in connection with such actions, events and transactions.

                "UNAUDITED CLOSING BALANCE SHEET" shall have the meaning assigned thereto in Section 2.2.

                                    ARTICLE 2

                  CONSIDERATION; CLOSING; CLOSING DELIVERABLES

        2.1 Sale of Shares. Subject to the terms and conditions set forth herein, the Sellers hereby agree to sell to Buyer, through Buyer Sub, all of the Shares held by Sellers, which Shares are listed on Schedule 2.1 and Buyer, through Buyer Sub, hereby agrees to pay the Sellers a purchase price of Three Hundred Sixty Million Yen (Yen360,000,000) in cash (the "INITIAL PURCHASE PRICE"), subject to the adjustment set forth in Section 2.2 (such purchase price after such adjustment shall be hereinafter referred to as the "PURCHASE PRICE") according to each Seller's percentage ownership of the Shares, which percentages and the corresponding number of Shares owned by each Seller are set forth on
Schedule 2.1.

        2.2 Purchase Price Adjustment.

                (a) Purchase Price Adjustment. The aggregate Purchase Price will be adjusted, on a Yen for Yen basis, by the sum of the Equity Adjustment and the Cash Adjustment, so that the Purchase Price will be increased if such sum is a positive value and the Purchase Price will be decreased if such sum is a negative value (the "PURCHASE PRICE ADJUSTMENT"), provided that in no event shall the Purchase Price Adjustment exceed twenty percent (20%) of the Initial Purchase Price. No adjustment shall be made unless (i) the absolute value of Equity Adjustment is greater than 2% of the Estimated CPP Equity or (ii) the absolute value of the Cash Adjustment is greater than 2% of the Estimated Cash Balance. The "EQUITY ADJUSTMENT" will be equal to the difference between the Closing CPP Equity and the Estimated CPP Equity. The "CASH ADJUSTMENT" will be equal to the difference between the Closing Cash Balance and the Estimated Cash Balance. For the avoidance of any doubt, the Purchase Price Adjustment shall not take into account any decrease in the Closing Cash Balance resulting from the payment of the Initial Purchase Price from any CPP account, if applicable.

                (b) Preparation and Delivery of Balance Sheets. The Estimated CPP Equity and the Estimated Cash Balance shall be set forth on an unaudited estimated balance sheet of CPP as of May 31, 2002 (the "ESTIMATED BALANCE SHEET") which (i) shall be prepared in accordance with the Account Preparation Rules, (ii) shall be certified by the Chief Financial Officer of CPP as of the date of delivery and (iii) together with all related accounting work papers shall be delivered by the Sellers to Buyer at least seven (7) Business Days prior to the Closing Date. The Parties shall cause the Chief Financial Officer of CPP to prepare a balance sheet of CPP as of May 31, 2002 (the "UNAUDITED CLOSING BALANCE SHEET") which (i) shall be prepared in accordance with the Account Preparation Rules, (ii) shall be certified by the Chief Financial Officer of CPP as of the date of delivery and (iii) together with all related accounting work papers shall be delivered simultaneously to Chuo Aoyama Audit Corporation, or such other independent accounting firm as is reasonably acceptable to all the parties (the "AUDITOR") and the parties hereto no later than June 15, 2002. The "CLOSING BALANCE SHEET", setting forth the Closing CPP Equity and the Closing Cash Balance, shall be the Unaudited Closing Balance Sheet, as approved in accordance with subsection (c) below and as audited by the Auditor.

                (c) Disputes. The Unaudited Closing Balance Sheet shall be subject to the review of and shall be satisfactory to Buyer. After its receipt of the Unaudited Closing Balance

Sheet, Buyer shall have one week in which to reject the Unaudited Closing Balance Sheet by written notice to the Sellers. If Buyer does not reject the Unaudited Closing Balance Sheet within this period it will be deemed approved. If Buyer rejects the Unaudited Closing Balance, the parties will use their best efforts to have the Unaudited Closing Balance Sheet revised to the satisfaction of all parties. In the event that there is a dispute between Buyer, on the one hand, and the Sellers, on the other hand, regarding the Unaudited Closing Balance Sheet that cannot be resolved between the parties, each party shall appoint an auditor to meet in an attempt to resolve such dispute. In the event that such auditors are unable to resolve the dispute, they shall jointly appoint a third neutral auditor which shall make a final determination with respect to the subject of such dispute. On the resolution of any dispute in accordance with this subsection (c), the Unaudited Closing Balance Sheet shall be deemed approved.

                (d) Settlement of the Purchase Price Adjustment. The Price Adjustment Amount shall be settled by the parties within five (5) Business Days following the later of (i) the receipt by the parties of the audit report with respect to the Closing Balance Sheet or (ii) the resolution of any dispute with respect thereto in accordance with subsection (c) above. Payment shall be made by wire transfer to a bank account, as designated by the applicable transferee, of Buyer or each Seller, and in the case of the Sellers shall be made on a pro rata basis in accordance with each Seller's respective percentage ownership of the Shares as set forth on Schedule 2.1.

        2.3 Wire Instructions. Attached hereto as Exhibit C are the wire transfer instructions prepared by each Seller designating the accounts to which the pro rata amounts of the Initial Purchase Price payable to such Seller at Closing shall be paid by Buyer Sub.

        2.4 Closing; Closing Deliverables. The closing (the "CLOSING") of the purchase and sale of the Shares shall be held (1) at the offices of Morrison & Foerster LLP, AIG Building, 11th Floor 1-1-3 Marunouchi, Chiyoda-ku Tokyo, Japan 100-0005, at 10:00 a.m., local time, on June 6, 2002, or (2) at such other place, time, and/or date as the parties hereto may otherwise agree. The date on which the Closing shall occur is hereinafter referred to as the "CLOSING DATE." At or prior to the Closing, the parties to the Agreement shall deliver the following items:

        (a) Buyer shall deliver the following items to the Sellers (the "BUYER DELIVERABLES"):

                (i) At the Closing, through Buyer Sub, the Initial Purchase Price, pro rata according to each Seller's ownership of the Shares as listed on Schedule 2.1, as directed by the Sellers prior to the Closing;

                (ii) A cross-receipt, substantially in the form of Exhibit D, executed by Critical Path and Buyer Sub indicating receipt by Buyer Sub of certificates representing all Shares being transferred by the Sellers to Buyer Sub;

                (iii) At the Closing, a certificate of the corporate secretary of Critical Path substantially in the form of Exhibit E1 attaching copies of the resolutions of the board of directors of Critical Path approving the

                        Transactions and any other resolutions adopted by such board in connection with the Transactions; and

                (iv) At the Closing, a certificate of the corporate secretary of Buyer Sub substantially in the form of Exhibit E2 attaching copies of the resolutions of the board of directors of Buyer Sub approving the Transactions and any other resolutions adopted by such board in connection with the Transactions.

                (b) Each Seller shall deliver, or cause to be delivered the following items to Buyer (the "SELLER DELIVERABLES"):

                (i) At the Closing, the certificates representing all of the Shares owned by such Seller;

                (ii) A cross-receipt, substantially in the form of Exhibit D, executed by each Seller indicating receipt by such Seller of the portion of the Initial Purchase Price payable to it;

                (iii) The Collateral Agreements, each duly executed by each Seller party thereto;

                (iv) At the Closing, a certificate of the Representative Director of CPP substantially in the form of Exhibit F attaching copies of (A) the Articles of Incorporation of CPP as in effect on the Closing Date and (B) the resolutions of the Board approving the Transactions and any other resolutions adopted by the Board in connection with the Transactions;

                (v) At the Closing, each Seller other than NTTCOM shall deliver a certificate of the Representative Director (or the President, corporate secretary or other director or executive officer of such Seller with responsibility for the maintenance of corporate records), substantially in the form of Exhibit G attaching copies of the resolutions of the board of directors of such Seller approving the Transactions and any other resolutions adopted by such board in connection with the Transactions (or otherwise certifying approval of the Transactions by such Seller in accordance with such Seller's Articles of Incorporation and internal procedures and Japanese law);

                (vi) At the Closing, NTTCOM shall deliver a certificate of the Senior Vice President of NTTCOM's General Affairs Department, substantially in the form of Exhibit H, certifying that the board of directors of NTTCOM has adopted resolutions approving the Transactions and the execution of this Agreement;

                (vii) At the Closing, MITSUI shall deliver to Buyer the executed resignation letters of all directors and statutory auditors of CPP nominated by MITSUI and NTTCOM shall deliver to Buyer the executed resignation letters of all directors and statutory auditors of CPP nominated by NTTCOM; and

                (viii) At the Closing, a copy of the commercial registry of CPP issued and certified by the local legal bureau as of a date within five Business Days of the Closing Date.

        2.5 Buyer's Conditions to Closing. The obligation of Buyer to purchase and pay, through Buyer Sub, for the Shares owned by the Sellers shall be subject to the satisfaction (or waiver by Buyer) as of the Closing of the following conditions:

                (a) (i) The representations and warranties of the Sellers made in this Agreement and in any certificate or other document to be delivered in connection with this Agreement shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) on the Effective Date and on and as of the Closing Date, as though made on and as of the Closing Date (unless and to the extent any such representation or warranty speaks specifically as of an earlier date, in which case, as of such earlier date); and (ii) the Sellers shall have performed or complied in all respects with all obligations and covenants required by this Agreement to be performed or complied with by the Sellers by the time of the Closing;

                (b) Other than any Proceeding disclosed in the CP SEC Documents, there shall be no Proceeding pending or threatened which (i) seeks to restrain, enjoin or prevent the consummation or otherwise affect or undo any of the Transactions, (ii) seeks to recover damages or to obtain other relief in connection with any of the Transactions, (iii) seeks severance or wrongful termination remedies from CPP, (iv) asserts that any Person other than a Seller or Buyer is the holder or beneficial owner of the any of the Shares or is entitled to any portion of the Purchase Price, or (v) if adversely determined is likely to have a Material Adverse Effect on Critical Path, Buyer Sub or CPP. No preliminary or permanent injunction or other Order by any Governmental Entity which prevents consummation of any of the Transactions shall have been issued and remain in effect;

                (c) All consents, authorizations, Orders and approvals of, and registrations, declarations and filings with, any Governmental Entity, required for or in connection with the execution and delivery of this Agreement and the consummation of the Transactions shall have been obtained or made;

                (d) Buyer shall have received all the Seller Deliverables, which shall be satisfactory to Buyer;

                (e) Buyer shall have completed, to its satisfaction, its due diligence investigation; and

                (f) All original minute books, ledgers and registers (including the share register) and other corporate records relating to the organization, ownership and maintenance of CPP shall be in the corporate headquarters of CPP and Buyer Sub shall have been given access to and control over such records.

        2.6 Sellers' Conditions to Closing. The obligations of the Sellers to sell and deliver the Shares to Buyer Sub are subject to the satisfaction (or waiver by the Sellers) as of the Closing of the following conditions:

                (a) The representations and warranties of Buyer made in this Agreement and in any certificate or other document to be delivered in connection with this Agreement shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification), on and as of the Closing Date, as though made on and as of the Closing Date (unless and to the extent any such representation or warranty speaks specifically as of an earlier date, in which case, as of such earlier date), and Buyer shall have performed or complied in all material respects with the obligations and covenants required by this Agreement to be performed or complied with by Buyer by the time of the Closing.

                (b) Other than any Proceeding disclosed in the CP SEC Documents, there shall be no Proceeding pending or threatened which (i) seeks to restrain, enjoin or prevent the consummation or otherwise affect any of the Transactions,
(ii) seeks to recover damages or to obtain other relief in connection with any of the Transactions, (iii) asserts that any Person other than a Seller or Buyer is the holder or beneficial owner of the any of the Shares or is entitled to any portion of the Purchase Price, or (iv) if adversely determined is reasonably likely to have a Material Adverse Effect on Critical Path, Buyer Sub or any Seller. No preliminary or permanent injunction or other Order by any Governmental Entity which prevents consummation of any of the Transactions shall have been issued and remain in effect;

                (c) All consents, authorizations, Orders and approvals of, and registrations, declarations and filings with, any Governmental Entity, required for or in connection with the execution and delivery of this Agreement and the consummation of the Transactions shall have been obtained or made; and

                (d) The Sellers shall have received all the Buyer Deliverables, which shall be satisfactory to the Sellers;

        2.7 Consummation of Closing. All acts, deliveries and confirmations comprising the Closing regardless of chronological sequence shall be deemed to occur contemporaneously and simultaneously upon the occurrence of the last act, delivery or confirmation of the Closing and none of such acts, deliveries, or confirmations shall be effective unless and until the last of the same shall have occurred.

        2.8 Appointment of Directors and Statutory Auditors. As of Closing, Buyer Sub hereby nominates and elects to the positions of director and statutory auditor the persons listed on Schedule 2.8, as specified.

        2.9 Termination of Shareholders Agreement. The parties waive any rights they may have under the Shareholders Agreement, including those set forth in Articles 12, 17, 18 and 19, with respect to the Transactions. Upon the Closing, the Shareholders Agreement shall be terminated with respect to all parties thereto and shall become immediately null and void, provided that, notwithstanding anything to the contrary in Article 20 of the Shareholders Agreement, only the provisions of Articles 22 and 28 shall survive such termination.

                                    ARTICLE 3

                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

        As of the Effective Date and as of the Closing Date, with respect to any applicable statement in Sections 3.1, 3.6, 3.8 or 3.10 of this ARTICLE 3, NTTCOM, Mitsui U.S.A. and NEC each warrant, represent and covenant to Buyer on behalf of such Seller and not on behalf of any other Seller; and with respect to any applicable statement in this ARTICLE 3, MITSUI warrants, represents, and covenants to Buyer on behalf of MITSUI and not on behalf of any other Seller, as follows:

        3.1 Authority; No Conflicts.

                (a) Each Seller (other than Mitsui U.S.A.) is duly organized and validly existing under the laws of Japan. Mitsui U.S.A. is duly organized, validly existing and in good standing under the laws of the State of New York. Each Seller has all requisite corporate power and authority to enter into and perform the covenants in this Agreement and the Collateral Agreements to which such Seller is a party, and to consummate the Transactions. All corporate acts and other proceedings required to be taken by each Seller to authorize the execution, delivery and performance of this Agreement, the Collateral Agreements to which such Seller is a party and the consummation of the Transactions have been duly and properly taken. This Agreement has been (and the Collateral Agreements to which such Seller is a party, when executed and delivered will be) duly executed and delivered by each Seller and, assuming the due execution hereof by the other parties hereto, this Agreement constitutes (and the Collateral Agreements to which such Seller is a party, when executed and delivered, will constitute) the valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms.

                (b) Neither the execution and delivery of this Agreement by the Sellers nor the performance or consummation of the Transactions by the Sellers will directly or indirectly (with or without notice or lapse of time or both)
(i) contravene, conflict with or result in a violation of (A) any provision of CPP's Articles of Incorporation or (B) any resolution adopted by the Board or shareholders of CPP, (ii) contravene, conflict with or result in a violation of or give any Governmental Entity or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which CPP or any Seller, or any of the assets owned or used by CPP may be subject, (iii) cause Buyer or CPP to become subject to, or liable for the payment of any Tax, (iv) contravene, conflict with or result in a violation or a breach of any provision of, or give any Person the right to declare a default of, or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify any Contract; or
(v) result in the imposition or creation of any Lien upon or with respect to any of the assets owned or used by CPP.

        3.2 Capitalization; Ownership of Shares, Options and Claims. To the Knowledge of the CPP Management, CPP has no outstanding options, warrants, subscriptions, rights agreements or other commitments which either (i) obligate CPP to issue, sell or transfer any shares of the capital stock of CPP or any successor-in-interest,
(ii) obligate CPP or any other Person to register, repurchase, redeem or otherwise acquire any outstanding shares of the capital stock of CPP, or (iii) may be the basis for a claim by any Person that such Person has an interest (contingent or otherwise) in the capital stock of CPP or any successor-in-interest. To the Knowledge of the CPP Management, other than the shares owned by Buyer, all issued and outstanding shares of capital stock of CPP are owned beneficially and of record by the Sellers in such amounts as shown in
Schedule 2.1 hereto and are free and clear of all Liens.

        3.3 Financial Information; Undisclosed Liabilities.

                (a) To the Knowledge of the CPP Management, the Financial Statements reflect, and the Closing Balance Sheet when delivered will reflect, reserves appropriate and adequate for all known liabilities and losses (including appropriate and adequate reserves for inventory, bad debt and accrued liabilities) in accordance with the Account Preparation Rules which are based on normal accounting policies and practice in Japan.

                (b) To the Knowledge of the CPP Management, CPP does not have any obligations, indebtedness or liabilities (including liabilities to current and former employees, including such liabilities arising out of any severance obligation, benefit plan, health plan, dental plan, long or short term disability plan, life insurance plan, or other similar plan or policy of CPP), whether known, unknown, contingent or otherwise, other than: (i) those disclosed or adequately reserved for in the April 30 Balance Sheet in accordance with the Account Preparation Rules which are based on normal accounting policies and practice in Japan, (ii) obligations, indebtedness or liabilities incurred since April 30, 2002 in the ordinary course of business or (iii) obligations pursuant to the Discharged Employee Settlement Agreements.

        3.4 Loans, Notes, Accounts Receivable; Accounts Payable. To the Knowledge of the CPP Management, the April 30 Balance Sheet provides, and the Closing Date Balance Sheet when delivered will provide, an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of CPP as of the dates thereof. To the Knowledge of the CPP Management, all receivables set forth on the April 30 Balance Sheet and the Closing Date Balance Sheet (a) have arisen only from bona fide transactions in the ordinary course of business, (b) represent valid obligations, (c) are current and collectible in the aggregate face amounts thereof without any counterclaim or set-off when due, except to the extent of the normal allowance for doubtful accounts with respect to accounts receivable that are computed in a manner consistent with past practices and are reflected in the April 30 Balance Sheet or the Closing Date Balance Sheet, as the case may be, and (d) are owned by CPP free of all Liens other than Permitted Liens. The accounts payable of CPP reflected on the April 30 Balance Sheet and the Closing Date Balance Sheet arose, and have arisen, from bona fide transactions.

        3.5 Material Agreements. To the Knowledge of the CPP Management, there are no Material Agreements to which CPP is a party or by which CPP is currently bound that have not been presented to and approved by the Board. To the Knowledge of the CPP Management, CPP and each other party thereto have performed all of the obligations required to be due, paid or performed by them to date, have received no notice of default and are not in default (with due notice or lapse of time or both) under any Material Agreement to which CPP is a party. To the

Knowledge of the CPP Management, there has not been any breach or anticipated breach by CPP or any other party of any Material Agreement to which CPP is a party.

        3.6 Consents and Approvals. No consent, approval, authorization or permit of, or registration, declaration, report or filing with, or notice to any Governmental Entity or any other Person is required to be obtained or made by the Sellers in connection with the execution and delivery of this Agreement, the Collateral Agreements and the consummation of the Transactions.

        3.7 Litigation; Proceedings. To the Knowledge of the CPP Management, there is not currently, and there has not been, any Proceeding against or affecting CPP or its properties, and there is not currently pending or threatened any Proceeding or third party claim, including claims by employees, customers or suppliers, or claims by any Governmental Entity, whether or not covered by insurance.

        3.8 Actions and Proceedings, etc. There is no pending Proceeding that has been commenced against any Seller or, to the Knowledge of the CPP Management, CPP, that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Transactions.

        3.9 Compliance with Applicable Laws. To the Knowledge of the CPP Management, CPP is, and has at all times since its inception been, in compliance with all applicable Legal Requirements. To the Knowledge of the CPP Management, CPP is not, nor since its inception has it been, in violation of any applicable Order or other requirement of any Governmental Entity. To the Knowledge of the CPP Management, immediately after the Closing, each Permit held by CPP will be valid and in full force and effect with respect to CPP and no such Permit has been threatened with revocation.

        3.10 Disclosure. No statement, representation or warranty of any Relevant Seller contained in this Agreement, the Collateral Agreements or other document or information furnished (or to be furnished), whether orally, in writing or in any medium, in connection with the Transactions, by or on behalf of the Relevant Seller to Buyer or its Agents, contains any untrue statement of or omits to state any material fact. The Relevant Seller has not omitted any information with respect to matters within its Knowledge and control that is material to CPP, the Collateral Agreements or the Transactions from the documents or information furnished to Buyer and its Agents, including information with respect to CPP's capitalization, corporate records, financial statements and accounts, personal and real property, intellectual property, suppliers and customers, employees or insurance. There are no facts or circumstances not fully disclosed in this Agreement or in the other documents and information furnished (orally, in writing or in any medium) which should be disclosed to Buyer in order to make any of the representations or warranties made by the Relevant Seller herein not misleading in any material respect. In addition to the above representations and warranties, MITSUI and NTTCOM hereby respectively represent and warrant to Buyer as follows.

                (a) MITSUI represents and warrants to Buyer that, Shoji Sakata, the Chief Executive Officer of CPP (the "CPP CEO"), whom MITSUI has nominated pursuant to Article 8.4 of the Shareholders Agreement, and, Ichiro Ishii, the Chief Financial Officer of CPP (the

"CPP CFO"), whom MITSUI has nominated pursuant to Section 3.1 of the Mitsui Agreement, (i) have each performed their respective functions and duties and caused CPP to be operated up to the Effective Date, and will perform their respective functions and duties and cause CPP to be operated until the Closing Date, in strict accordance with the Shareholders Agreement, the applicable laws and regulations of Japan and the Articles of Incorporation and internal rules and regulations of CPP and (ii) have not taken, or directly or indirectly caused CPP to take, and will not take, or cause CPP directly or indirectly to take, any action by which CPP has incurred or will incur any hidden and contingent liabilities, in each case without (one of the following, "APPROVAL") (x) referring such action to the Board at a meeting of the Board at which a member of the Board appointed by Buyer was or is present and voted to approve such action or (y) such action being approved through the CPP Ringi application process (in accordance with its rules and procedures), provided that such application was, or the results of such process were approved by a member of the Board appointed by Buyer.

                (b) NTTCOM represents and warrants to Buyer that, Yutaka Ogawa, the Chief Information Officer of CPP (the "CPP CIO") whom NTTCOM has nominated pursuant to Article 3.1 of NTTCOM Agreement (i) has performed his functions and duties and caused CPP to be operated up to the Effective Date, and will perform his functions and duties and cause CPP to be operated until the Closing Date, in strict accordance with the Shareholders Agreement, the applicable laws and regulations of Japan and the Articles of Incorporation of CPP and (ii) has not taken, or directly or indirectly caused CPP to take, and will not take, or cause CPP directly or indirectly to take, any action by which CPP has incurred or will incur any hidden and contingent liabilities, in each case without Approval.

                                    ARTICLE 4

                     REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer hereby represents and warrants to the Sellers as follows:

        4.1 Authority; No Conflicts; Governmental Consents.

                (a) Critical Path is duly organized, validly existing and in good standing under the laws of the State of California. Buyer Sub is duly organized and validly existing under the laws of Japan. Both Critical Path and Buyer Sub have all requisite corporate power and authority to enter into and perform the covenants in this Agreement and the Collateral Agreements to which each is a party and to consummate the Transactions. All corporate acts and other proceedings required to be taken by Critical Path or Buyer Sub to authorize the execution, delivery and performance of this Agreement and the Collateral Agreements to which each is a party and the consummation of the Transactions have been duly and properly taken. This Agreement has been (and the Collateral Agreements to which Critical Path or Buyer Sub is a party, when executed and delivered will be) duly executed and delivered by Critical Path or Buyer Sub, as the case may be, and, assuming the due execution hereof by the other parties hereto, this Agreement constitutes (and the Collateral Agreements to which Critical Path or Buyer Sub is a party, when executed and delivered, will constitute) the valid and binding obligation of Critical Path or Buyer Sub, as the case may be, enforceable against Critical Path or Buyer Sub in accordance with its terms.

                (b) Neither the execution and delivery of this Agreement by Critical Path or Buyer Sub nor the performance or consummation of the Transactions by Critical Path or Buyer Sub will give any Person the right to prevent, delay, or otherwise interfere with any of the Transactions pursuant to
(i) any provision of Critical Path's or Buyer Sub's Organizational Documents,
(ii) any resolution adopted by the board of directors or shareholders of Critical Path or Buyer Sub, (iii) any Legal Requirement or Order to which Critical Path or Buyer Sub may be subject, or (iv) any Contract to which Critical Path or Buyer Sub is a party or by which Critical Path or Buyer Sub may be bound.

                (c) No consent, approval, authorization or permit of, or registration, declaration, report or filing with, or notice to any Governmental Entity or any other Person is required to be obtained or made by Critical Path or Buyer Sub in connection with the execution and delivery of this Agreement, the Collateral Agreements and the consummation of the Transactions.

        4.2 Actions and Proceedings, etc. There is no pending Proceeding that has been commenced against Critical Path or Buyer Sub and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Transactions.

        4.3 Disclosure. Buyer represents and warrants to the Sellers that, Shinji Tsukamoto, previously the Chief Operating Officer and currently the Vice President of Marketing of CPP whom Buyer has nominated (i) has performed his functions and duties and caused CPP to be operated up to the Effective Date, and will perform his functions and duties and cause CPP to be operated until the Closing Date, in strict accordance with the Shareholders Agreement, the applicable laws and regulations of Japan and the Articles of Incorporation of CPP and (ii) has not taken, or directly or indirectly caused CPP to take, and will not take, or cause CPP directly or indirectly to take, any action by which CPP has incurred or will incur any hidden and contingent liabilities, in each case without (x) referring such action to the Board at a meeting of the Board at which a member of the Board appointed by the Relevant Seller was or is present and voted to approve such action or (y) such action being approved through the CPP Ringi application process (in accordance with its rules and procedures), provided that such application was, or the results of such process were approved by a member of the Board appointed by the Relevant Seller.

                                    ARTICLE 5

                            COVENANTS OF THE SELLERS

        Each of the Sellers severally and not jointly covenants and agrees as follows:

        5.1 Notice of Changes; Updates.(a) Each Seller shall give Buyer prompt written notice if such Seller becomes aware of any event, condition, fact or circumstance: (i) that occurred or existed on or prior to the Effective Date and that caused or constitutes an inaccuracy in or a breach of any representation, warranty or covenant made by such Seller under this Agreement and which was unknown to such Seller on the date of this Agreement; or (ii) that occurs or arises or exists after the Effective Date and that causes an inaccuracy in or a breach of any representation, warranty or covenant made by such Seller in this Agreement.

        5.2 Non-Solicitation. Each Seller agrees that it shall not, directly or indirectly, through any officer, employee, director, agent or otherwise, solicit, initiate or encourage the initiation or inquiries or proposals from, provide any confidential information to, or participate in any discussions or negotiations or cooperate with, any Person (other than Buyer and its Affiliates and officers, employees, representatives and agents) relating to any transaction involving any sale by such Seller) of CPP's assets, securities or any similar transaction involving CPP or otherwise facilitate or encourage any effort or attempt to do or seek any of the foregoing. Each Seller agrees to promptly advise Buyer of, and communicate to Buyer the terms of, any such inquiry or proposal such Seller may receive with respect to CPP's assets or securities and will cease and cause to be terminated any existing activities or negotiations with any Persons previously conducted with respect to any such inquiry or proposal.

        5.3 Further Assurances. From time to time after the Closing, at the request of Buyer and for no further consideration, each Seller shall, and shall cause its affiliates to, execute, acknowledge and deliver such assignments, transfers, consents and other documents and instruments and take such other actions as may be reasonably requested to consummate the Transactions, or to effectuate any action contemplated under this Agreement. This Section 5.4 shall not obligate any Seller to take any action with respect to any renegotiations of Mitsui Lease Agreements.

        5.4 Complete Copies. Prior to Closing, the Sellers shall ensure that the following are retained by CPP and made available to Buyer at the offices or facilities of CPP and shall deliver the following to Buyer to the extent that
(i) such materials are not available in the offices or facilities of CPP or (ii) the originals of such materials are in the Sellers' possession or in the possession of any of the Sellers' accountants, attorneys and other third parties: (a) all material business records, including all financial records, bank information, leases, deeds, deeds of trust, security interests, permits, documents evidencing registration of, and applications for, intellectual property, insurance records, litigation files, customer and supplier information, employment records and Material Agreements, each in the form in which each of such documents is in effect, and (b) all original minute books, ledgers and registers (including the share register), corporate seals and other corporate records relating to the organization, ownership and maintenance of CPP that are required to be maintained pursuant to applicable law or customarily maintained by Japanese companies.

        5.5 Conduct Prior to Closing of Sellers. Each Seller commits to Buyer that, between the date of this Agreement and the Closing such Seller shall not sell, dispose of, mortgage, pledge or otherwise transfer or encumber any interest in any of the Shares.

                                    ARTICLE 6

                         MUTUAL COVENANTS OF THE PARTIES

        Each of the Sellers and Buyer covenants and agrees as follows:

        6.1 Cooperation. The parties hereto shall use their best efforts in good faith to perform and fulfill all conditions and obligations to be fulfilled or performed by them and it hereunder to the end that the Transactions will be fully and timely consummated. No party shall take any action that is intended or could reasonably be expected to cause any other party to fail to perform and fulfill all conditions and obligations to be fulfilled or performed, or that is intended or could reasonably be expected to cause the Transactions not to be fully and timely consummated. Buyer, MITSUI and NTTCOM shall vote and shall cause its representatives on the Board to vote in favor of or consent to any and all actions required to be approved by it in order to consummate the Transactions.

        6.2 Confidential Information. For a period of three (3) years following the Closing Date, each and every party to this Agreement ("RECEIVING PARTY") shall keep secret and retain in strictest confidence, and shall not use for the benefit of itself or others, all confidential information relating, in the case of the Sellers, to the business or operations of CPP, Buyer or any other Seller, and, in the case of Buyer, to the business or operations of any Seller (the "CONFIDENTIAL INFORMATION"), including "know-how," trade secrets, customer lists, details of client or consultant contracts, pricing policies, marketing plans or strategies, product development techniques or plans, business acquisition plans, designs and design projects, inventions and research projects exclusively relating, in the case of the Sellers, to the business or operations of CPP, Buyer or any other Seller, and, in the case of Buyer, to the business or operations of any Seller (any of CPP, Buyer or the Sellers, as applicable, the "DISCLOSING PARTY"), and the Receiving Party shall not disclose such Confidential Information to anyone outside of the Disclosing Party, except with the express written consent of the relevant Disclosing Party. After the Closing, Buyer shall cause CPP not to disclose any Confidential Information of any Seller to anyone outside of such Seller, without such Seller's express written consent. "Confidential Information" shall not include any information that (i) is or becomes generally available and known to the public other than due to a breach of this Agreement; (ii) is lawfully received from a third party free to disclose such information to such Receiving Party after due inquiry by the Receiving Party of any such obligation; (iii) was released without restriction on use or disclosure pursuant to the approval of the Disclosing Party; (iv) is known or possessed by the Receiving Party at the time it received the Confidential Information if the Receiving Party can prove that such information was in its possession at such time; (v) such Receiving Party can prove that such information was independently developed by the Receiving Party without the use of the Confidential Information; or (vi) is required by law, regulation, or direction of any Governmental Entity to be disclosed by such Receiving Party, provided that the Receiving Party gives prompt written notice of such requirement to the Disclosing Party prior to such disclosure and provides reasonable assistance to the Disclosing Party at their expense in obtaining an order protecting the information from public disclosure.

        6.3 Release.

                (a) Each Seller hereby, on behalf of itself and its respective successors and assigns, fully and forever releases, discharges and covenants not to sue: CPP, Critical Path and Buyer Sub and each such person's partners, employees, officers, directors, beneficiaries, agents, stockholders, attorneys, representatives, successors, assigns and heirs, and any parent, subsidiary, division, affiliated or related companies and their respective predecessors, successors and assigns (collectively, "BUYER PARTIES"), from or for, as applicable, any and all sums of money, accounts, claims, demands, contracts, actions, debts, controversies, agreements, liabilities, obligations, damages and causes of action whatsoever, of whatever kind or nature, whether known or unknown, fixed or contingent, or suspected or unsuspected by them, which they now own, hold, have or claim to have, or at any time heretofore owned, held, had or claimed to have, including specifically but not exclusively and without limiting the generality of the foregoing, any and all claims, known or unknown, suspected or unsuspected by reason of any matter or thing alleged or referred to, or directly or indirectly or in any way connected with or arising out of or which may hereafter be claimed to arise out of this Agreement, the Collateral Agreements and the Transactions or out of the relationship among the Sellers and Critical Path as shareholders of CPP. Notwithstanding the foregoing, the Sellers do not release Buyer Parties from covenants, obligations, or liabilities of Buyer Parties explicitly undertaken pursuant to this Agreement.

                (b) Critical Path and Buyer Sub hereby, on their own behalf and, after the Closing, on behalf of CPP and their and CPP's respective successors and assigns, fully and forever release, discharge and covenant not to sue, and after the Closing shall cause CPP to fully and forever release, discharge and covenant not to sue: each Seller and each of such Seller's partners, employees, officers, directors, beneficiaries, agents, stockholders, attorneys, representatives, successors, assigns and heirs, and any parent, subsidiary, division, affiliated or related companies and their respective predecessors, successors and assigns (collectively, "SELLER PARTIES"), from or for, as applicable, any and all sums of money, accounts, claims, demands, contracts, actions, debts, controversies, agreements, liabilities, obligations, damages and causes of action whatsoever, of whatever kind or nature, whether known or unknown, fixed or contingent, or suspected or unsuspected by them, which they now own, hold, have or claim to have, or at any time heretofore owned, held, had or claimed to have, including specifically but not exclusively and without limiting the generality of the foregoing, any and all claims, known or unknown, suspected or unsuspected by reason of any matter or thing alleged or referred to, or directly or indirectly or in any way connected with or arising out of or which may hereafter be claimed to arise out of this Agreement, the Collateral Agreements and the Transactions or out of the relationship among the Sellers and Critical Path as shareholders of CPP. Notwithstanding the foregoing, Critical Path, Buyer Sub and CPP do not release the Seller Parties from covenants, obligations, or liabilities of the Seller Parties explicitly undertaken pursuant to this Agreement.

        6.4 Publicity. The Sellers and Buyer agree that no public release or announcement concerning the Transactions shall be issued by a party without the prior written consent of the other parties.

        6.5 Access to Information. After the Closing, upon reasonable notice, the parties agree to furnish or cause to be furnished to each other and their representatives, employees, counsel and accountants access, during normal business hours, to such information (including records pertinent to the CPP Business) and assistance relating to the CPP Business as are reasonably necessary for financial reporting and accounting matters, the preparation and filing of any tax returns, reports or forms or the defense of any tax claim or assessment.

        6.6 Expenses. All costs and expenses incurred in connection with this Agreement and the Transactions will be paid by the party incurring such costs and expenses, whether or not the Transactions are consummated, except as otherwise expressly provided herein; provided, however; that the parties shall cause CPP not to incur any non de minimis out-of-pocket expenses in connection with this Agreement.

                                    ARTICLE 7

                        NON-SOLICITATION OF CPP CUSTOMERS

        7.1 Non-Solicitation Agreement.

                (a) For and in consideration of the Transactions, with respect to the six (6) month period beginning on the Closing Date (the "NON-SOLICITATION PERIOD"), MITSUI and NTTCOM severally hereby covenant as set forth in this
Section 7.1.

                (b) MITSUI hereby covenants with Buyer that it shall cause its Information Business Group and MITSUI ASSOCIATE & TELEPARK CORP., an Affiliate of MITSUI ("MTP"), not to solicit or entice the current customers of CPP described in Schedule 7.1 ("CPP CUSTOMERS") to use such services similar to and competitive with the CPP Services as the Information Business Group of Mitsui or MTP may provide.

                (c) NTTCOM hereby covenants with Buyer that it shall cause the Solution Business Division of NTTCOM not to solicit or entice any CPP Customer to use such services similar to and competitive with CPP Services as the Solution Business Division of NTTCOM may provide.

                (d) If MITSUI or NTTCOM are requested to do so by CPP, MITSUI or NTTCOM, as applicable, will use commercially reasonable efforts to assist CPP in CPP's promotion of the CPP Services. If CPP shall have successfully obtained new customers thanks to MITSUI's or NTTCOM's assistance, Buyer shall cause CPP to pay to either MITSUI or NTTCOM, as applicable, in consideration of such assistance a commission at the rate of five percent (5%) of CPP's monthly gross revenue from such customers for the period of one (1) year from the date when those customers started using the CPP Services. Buyer shall cause CPP to pay the earned commission to MITSUI or NTTCOM, as applicable, within two (2) weeks after receipt by CPP of the related payments from the applicable customers.

                (e) During the Non-solicitation Period, MITSUI shall cause all of its divisions which are using CPP Services at the Effective Date to continue to use the CPP Services, provided that quality and functions of CPP Services remains equivalent to or better than the quality and functions of the CPP Services as provided on the Effective Date.

                (f) During the Non-solicitation Period, NTTCOM shall cause its Platform Technology Development Division, which is using CPP Services at the Effective Date, to continue to use the CPP Services, provided that quality and functions of CPP Services remains equivalent to or better than the quality and functions of the CPP Services as provided on the Effective Date.

        7.2 Non-Solicitation Covenants: Scope and Choice of Law. It is the understanding of the parties that the scope of the covenants contained in this
ARTICLE 7, both as to time and area covered, are necessary to protect the rights of Buyer and CPP and the goodwill that is a part of the CPP Business. It is the intention of Buyer, MITSUI and NTTCOM that these covenants as set forth in
Section 7.1 be enforced to the greatest extent (but to no greater extent than would be permitted under the law of Japan) in time, area, and degree of participation as is permitted by the law of that jurisdiction whose law is found to be applicable to any acts in breach of these covenants. If any part of such covenant is held invalid, void or unenforceable by any court of competent jurisdiction, such invalidity, voidness, or unenforceability shall in no way render invalid, void, or unenforceable any other part of such covenant or any separate covenants not declared invalid, void or unenforceable; and this Agreement shall in such case be construed as if the invalid, void, or unenforceable provisions were omitted.

        7.3 Non-Solicitation Covenants: Assignment by Buyer. Buyer, MITSUI and NTTCOM agree that the covenants of MITSUI and NTTCOM set forth in this ARTICLE 7 may be assigned by Buyer to any Person to whom the CPP Business is transferred by the sale or transfer of CPP's Shares, assets or otherwise, provided that, in the event that such sale or transfer results in a change in control of CPP other than through a change of control or reorganization of Buyer (or any successor), the prior written consent of MITSUI and NTTCOM, which consent shall not be unreasonably withheld, shall be required to effect the assignment of such covenants. It is the intention of Buyer, MITSUI and NTTCOM that these covenants of each Seller shall inure to the benefit of any Person that may succeed to the CPP Business (as acquired by Buyer under this Agreement) with the same force and effect as if these covenants were made directly with such successor. To the extent required by Japanese law, Buyer shall procure a written agreement from such buyer, assignee, transferee or other acquiring entity in which said entity agrees to be bound by the relevant terms and conditions of this Agreement.

        7.4 Non-Solicitation Covenants: Remedy for Breach. Buyer, MITSUI and NTTCOM agree that, in the event of any breach of the covenants in Section 7.1 by MITSUI or NTTCOM, such breaching Seller shall be liable to CPP for liquidated damages which shall be calculated in accordance with the following formula:

                (i) CPP's May 2002 Monthly Gross Revenue (as defined below) for each CPP Customer with respect to which the covenants set forth in Section 7.1 have been breached, multiplied by (ii) the number of months of the remaining Non-solicitation Period from the first month in which CPP receives less than the May 2002 Monthly Gross Revenue from such customer, multiplied by (iii) three
(3). For the purpose of this ARTICLE 7, the "MAY 2002 MONTHLY GROSS REVENUE" shall mean the amount of gross revenue which CPP is entitled to receive from the relevant customer in consideration of the provision of CPP Services during May 2002.

                                    ARTICLE 8

                        TAX REPRESENTATIONS AND COVENANTS

        MITSUI represents, warrants and covenants to Buyer, on behalf of MITSUI and not on behalf of any other Seller, as of the Effective Date and as of the Closing Date as follows:

        8.1 Tax Definitions. The following terms, as used herein, have the following meanings:

                "PRE-CLOSING TAX PERIOD" means any Tax period ending on or before the close of business on the Closing Date or, in the case of any Tax period which includes, but does not end on, the Closing Date, the portion of such period up to and including the Closing Date.

                "TAX" means (a) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, corporate excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition-to-tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax (a "TAXING AUTHORITY"), (b) any liability of CPP for the payment of any amount of the type described in clause (a) above as a result of being a member of an affiliated, consolidated, combined or unitary group, and (c) any liability of CPP for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amounts of the type described in clauses (a) or (b) above as a result of any express or implied obligation to indemnify any other Person.

                "TAX ASSET" means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction carryover or any other credit or tax attribute which could reduce Taxes (including, without limitation, credits or other tax attributes which could reduce alternative minimum Taxes).

                "TAX SHARING AGREEMENT" means any existing Tax sharing agreements or arrangements (whether or not written) binding CPP and any other agreement or arrangement (including any arrangement required or permitted by law) which (a) requires CPP to make any Tax payment to or for the account of any other Person, (b) affords any other Person to utilize any Tax Asset of CPP to reduce such other Person's Taxes, (c) affords CPP the right to utilize any Tax Asset of any other Person to reduce any Taxes of CPP, (d) requires or permits the transfer or assignment of income, revenues, receipts, or gains, or (e) requires or permits CPP to determine its Tax liability by taking into account or by reference to the Tax liability, income, revenues, receipts or gains of any other Person.

        8.2 Tax Representations and Covenants. Except as set forth on Schedule 8.2(a), to the Knowledge of the CPP Management:

                (a) all Tax returns, statements, reports and forms (including estimated tax or information returns and reports) required to be filed with any Taxing Authority with respect to any Pre-Closing Tax Period by or on behalf of CPP (collectively, the "RETURNS") have been or will be timely filed when due in accordance with all applicable laws, except where the failure to file would not subject CPP to any liabilities (including any interest, penalties or addition-to-tax);

                (b) as of the time of filing, the Returns correctly reflected (and, as to any Returns not filed as of the Effective Date, will correctly reflect) in all material respects the facts regarding the income, business, assets, operations, activities and status of CPP and any other information, as required to be shown therein;

                (c) all Taxes due and payable (whether shown on or reportable on the Returns) have been timely paid, or withheld and remitted to the appropriate Taxing Authority;

                (d) the charges, accruals and reserves for Taxes with respect to CPP for any Pre-Closing Tax Period (including any Pre-Closing Tax Period for which no Return has yet been filed) reflected on the April 30 Balance Sheet (excluding any provision for deferred income taxes), as adjusted for operations and transactions in the ordinary course of business since the date of the April 30 Balance Sheet, are adequate to cover such Taxes;

                (e) CPP is not delinquent in the payment of any Tax nor has it requested any extension of time within which to file any Return, which Return has not yet been filed;

                (f) CPP has not granted any extension or waiver of the statute of limitations period applicable to any Return, which period (after giving effect to such extension or waiver) has not yet expired;

                (g) there is no Proceeding now pending or, to the knowledge of CPP, threatened against or with respect to CPP in respect of any Tax or Tax Asset;

                (h) CPP has not filed any request for ruling or determination of any Taxing Authority in respect of any Tax which has been denied during the past five years or which is pending;

                (i) CPP does not own any interest in real property in any jurisdiction in which a Tax is imposed on the transfer of a controlling interest in an entity that owns any interest in real property;

                (j) CPP has not been a member of an affiliated, consolidated, combined or unitary group and is not liable for the taxes of any other Person;

                (k) all information set forth in the notes to the Financial Statements relating to Tax matters is true and complete;

                (l) CPP is not a party to any Tax Sharing Agreement or is otherwise under any obligation to pay any third party an amount with respect to any Tax;

                (m) since the date of the April 30 Balance Sheet, neither CPP nor any Affiliate of CPP has, to the extent it may affect or relate to CPP, made or changed any tax election, changed any annual tax accounting period, adopted or changed any method of tax accounting, filed any amended Return, entered into any closing agreement, settled any Tax claim or assessment, surrendered any right to claim a Tax refund, or consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment, if any such action would have the effect of increasing the Tax liability or decreasing any Tax Asset of CPP;

                (n) since the date of the April 30 Balance Sheet, CPP has not reserved any amount for or made any payment of Taxes to any other Person or any Taxing Authority except for such Taxes as were due or payable to the Taxing Authority or had been properly estimated in accordance with applicable law as applied in a manner consistent with past practices of CPP; and

                (o) CPP is in compliance with the terms and conditions of any applicable Tax exemptions, Tax agreements or Tax orders of any government to which it may be subject or which may have claimed, and the transactions contemplated by this Agreement will not have any adverse effect on such compliance.

                                    ARTICLE 9

                   EMPLOYEE BENEFITS AND EMPLOYEE ARRANGEMENTS

        9.1 Seconded Employees.

                (a) On or prior to Closing, MITSUI shall terminate the Mitsui Secondment Agreements (effective as of Closing) or other secondment arrangements with each employee or consultant of CPP listed on Schedule 9.1(a) (the "MITSUI SECONDED EMPLOYEES") and shall obtain an appropriate settlement and release agreement from each such Mitsui Seconded Employee to protect CPP from claims that may be brought by such Mitsui Seconded Employee against CPP.

                (b) On or prior to Closing, NTTCOM shall terminate the NTTCOM Secondment Agreements (effective as of closing) or other secondment arrangements with each employee or consultant of CPP listed on Schedule 9.1(b) (the "NTTCOM SECONDED EMPLOYEES") and shall obtain an appropriate settlement and release agreement from each such NTTCOM Seconded Employee to protect CPP from claims that may be brought by such NTTCOM Seconded Employee against CPP.

        9.2 Discharged Employees.

                (a) Prior to the termination of any employee of CPP within sixty
(60) days following Closing (any employee terminated during such period, a "DISCHARGED EMPLOYEE"), Buyer shall cause CPP to use its best efforts to negotiate and enter into a severance settlement agreement on terms the same as or better than (from the employee's standpoint) those set forth on Schedule 9.2 (the "DISCHARGED EMPLOYEE SETTLEMENT AGREEMENTS") with such Discharged Employee.

                (b) In the event that any Discharged Employee seeks severance or wrongful termination remedies from CPP, Buyer, MITSUI or NTTCOM, or any of their Affiliates, past, present and future directors, officers, employees, agents or representatives (together, the "EMPLOYEE CLAIM INDEMNITEE"), other than with respect to any breach by Buyer or CPP of any Discharged Employee Settlement Agreement, Buyer, MITSUI and NTTCOM agree to indemnify the other Employee Claim Indemnitees against Indemnifiable Losses relating to, resulting from or arising out of the employment or termination of the Discharged Employees, in each case in accordance with its Pro Rata Share. The "PRO RATA SHARE" of each of Buyer, MITSUI and NTTCOM shall be determined by dividing (x) the number of Shares held by such person prior to Closing by (y) the number of shares held by Buyer, MITSUI and NTTCOM together prior to Closing. Such indemnification shall be provided in accordance with the procedures set forth in Section 10.4.

                                   ARTICLE 10

                                 INDEMNIFICATION

        10.1 Survival. The representations and warranties of the parties shall survive the execution and delivery hereof and the delivery of all of the documents executed in connection herewith and shall continue in full force and effect after the Effective Date and after the Closing Date and shall remain in full force and effect until the first anniversary of the Closing Date (the "SURVIVAL DATE"), provided, however, that (a) all representations and warranties set forth in ARTICLE 8 shall survive until thirty (30) days after expiration of all applicable statutes of limitations; and (b) any claim for indemnification based upon a breach of any such representation or warranty and asserted prior to the Survival Date by written notice in accordance with Section 10.4 shall survive until final resolution of such claim. Any covenants, agreements or undertakings of a party contained herein or made pursuant hereto that by their terms are to be performed after the Closing Date, shall survive until fully performed.

        10.2 Indemnification by the Sellers. Each Seller (the "RELEVANT SELLER") shall severally indemnify, defend and hold harmless CPP, Critical Path, Buyer Sub, their Affiliates and each of their past, present and future directors, officers, employees, agents and representatives (together, the "BUYER INDEMNITEES") from and against, and pay or reimburse the Buyer Indemnitees for, any and all losses, liabilities, obligations, claims, damages, civil or criminal penalties and fines, out-of-pocket costs and expenses, including any attorneys' fees and expenses, without duplication ("INDEMNIFIABLE LOSSES") relating to, resulting from or arising out of:

                (a) any inaccuracy in, or breach of, any representation or warranty by the Relevant Seller contained herein, in any Collateral Agreement or in any certificate delivered pursuant to this Agreement;

                (b) any breach by the Relevant Seller of any covenant, agreement or undertaking by the Relevant Seller contained in this Agreement, the Collateral Agreements or in any certificate delivered pursuant to this Agreement; and

                (c) any claim by a Seconded Employee of the Relevant Seller for any severance payment or compensation or employee benefits due to such Seconded Employee after the Closing Date.

        10.3 Indemnification by Buyer. Buyer shall indemnify, defend and hold harmless the Sellers, their Affiliates and each of their past, present and future directors, officers, employees, agents and representatives (together, the "SELLER INDEMNITEES") from and against, and pay or reimburse the Seller Indemnitees for, any and all Indemnifiable Losses relating to, resulting from or arising out of:

                (a) any inaccuracy in, or breach of, any representation or warranty by Buyer (including Buyer Sub) contained herein, in any Collateral Agreement or in any certificate delivered pursuant to this Agreement; and

                (b) any breach by Buyer of any covenant, agreement or undertaking by Buyer (including Buyer Sub) contained in this Agreement, the Collateral Agreements or in any certificate delivered pursuant to this Agreement.

        10.4 Procedures Relating to Indemnification.

                (a) In order for an indemnified party to be entitled to any indemnification provided for under this ARTICLE 10 in respect of, arising out of or involving a claim or demand made by any Person, firm, governmental authority or corporation against the indemnified party (a "THIRD-PARTY CLAIM"), such indemnified party must notify the indemnifying party in writing, and in reasonable detail, of the Third-Party Claim as promptly as reasonably possible after receipt by such indemnified party of written notice of the Third-Party Claim but no later than the applicable Survival Date. The indemnified party shall deliver to the indemnifying party, within five Business Days after the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third-Party Claim. If a Third-Party Claim is made against an indemnified party, the indemnifying party, promptly upon receipt of notice of such Third-Party Claim, will acknowledge its obligation to indemnify the indemnified party therefor.

                (b) In order for an indemnified party to be entitled to any indemnification provided for under this ARTICLE 10 in respect of, arising out of or involving a claim or demand made by the indemnified party (a "DIRECT CLAIM" and, together with a Third-Party Claim, a "Claim"), the indemnified party must notify the indemnifying party in reasonable detail, of the Direct Claim as promptly as reasonably possible after the indemnified party becomes aware of such claim but no later than the applicable Survival Date. The indemnified party shall deliver to the indemnifying party, within five Business Days after the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Direct Claim. If a Direct Claim is made, the indemnifying party, promptly upon receipt of notice of such Direct Claim, will acknowledge its obligation to indemnify the indemnified party therefor.

                (c) In connection with any claim giving rise to indemnity hereunder or resulting from or arising out of any claim by a Person who is not a party, the indemnifying party at its sole cost and expense may, upon written notice to the indemnified party, assume the defense of any such claim if the indemnifying party acknowledges to the indemnified party in writing its obligation to indemnify the indemnified party with respect to all elements of such claim, and thereafter diligently conducts the defense thereof with counsel reasonably acceptable to the indemnified party. The indemnified party shall be entitled to employ counsel separate from counsel employed by the indemnifying party in any such action and to participate therein, but the fees and expenses of such counsel employed by the indemnified party shall be at their expense unless counsel for the indemnified party shall have advised that it is reasonably likely that the indemnified party may raise a defense or claim that is inconsistent with any defense or claim available to the indemnifying party, in which case such fees and expenses shall be borne by the indemnifying party. In no event shall the indemnifying party consent to the entry of any judgment or enter into any settlement (or have any liability for losses with respect thereto) which does not include as an unconditional term thereof the giving by the claimant or plaintiff to all indemnified parties of a release from all liability with respect to such claims.

                (d) If the indemnifying party does not assume the defense of such claim within thirty (30) days after written notice thereof from the indemnified party or does not thereafter diligently conduct such defense in a manner acceptable to the indemnified party, the indemnified party may defend against such claim in such manner as they may deem appropriate and at the sole cost and expense of the indemnifying party.

        10.5 Limitations.

                (a) The right to indemnification or other remedy based on the representations, warranties, covenants and obligations in this Agreement will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time whether before or after the Effective Date or the Closing Date, with respect to, the accuracy or inaccuracy of or compliance with any such representations, warranties, covenants and obligations. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification or other remedy based on such representations, warranties, covenants and obligations.

                (b) The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory or common law remedy any party may have for breach of representation, warranty, or covenant.

                (c) Notwithstanding anything herein to the contrary, no Seller shall be obligated to indemnify the Buyer Indemnitees or any other Seller Indemnitees under this ARTICLE 10 to the extent that the aggregate of all Indemnifiable Losses of the Buyer Indemnitees and the other Seller Indemnitees, including all Indemnifiable Losses arising under ARTICLES 7 or 9, exceeds the portion of the Purchase Price received by such Seller (or, in the case of MITSUI, by MITSUI, NEC and Mitsui U.S.A.) (with respect to each Seller, the "SELLER'S INDEMNIFICATION Cap"); provided, however, that the Seller's Indemnification Cap shall not apply to any indemnification obligation of such Seller (x) arising out of, relating to or resulting from fraud or intentional misrepresentation by such Seller; (y) arising out of, relating to or resulting from a breach of any of such Seller's representations, warranties or covenants in ARTICLE 8 or Section 6.2; or (z) if the Transaction does not close.

                (d) Notwithstanding anything herein to the contrary, Buyer shall not be obligated to indemnify the Seller Indemnitees under this ARTICLE 10 to the extent that the aggregate of all Indemnifiable Losses of the Seller Indemnitees, including all Indemnifiable Losses arising under ARTICLE 9, exceeds the Purchase Price (the "BUYER'S INDEMNIFICATION CAP"); provided, however, that the Buyer's Indemnification Cap shall not apply to any Buyer indemnification obligation (x) arising out of, relating to or resulting from fraud or intentional misrepresentation by Buyer (including Buyer Sub); (y) arising out of, relating to or resulting from a breach of any of Buyer's (including Buyer Sub's) representations, warranties or covenants in Section 6.2; or (z) if the Transaction does not close.

        10.6 No Contribution. Each Seller waives, and acknowledges and agrees, that he, she, it and they will not have and will not exercise or assert (or attempt to exercise or assert), any right of contribution, right of subrogation, right of indemnity or other similar right or remedy against CPP, with respect to any action or failure to act by CPP occurring on or prior to the Closing or in connection with any actual or alleged breach of any representation, warranty, covenant or other obligation or agreement set forth in this Agreement or any certificate delivered in connection with this Agreement.

                                   ARTICLE 11

                                   TERMINATION

        11.1 Bases for Termination. Anything contained herein to the contrary notwithstanding, this Agreement may be terminated and the Transactions abandoned at any time prior to the Closing Date:

                (a) by mutual written consent of the parties hereto;

                (b) by Buyer if any of the conditions set forth in Section 2.5 shall have become incapable of fulfillment, and shall not have been waived by Buyer;

                (c) by the Sellers if any of the conditions set forth in Section
2.6 shall have become incapable of fulfillment, and shall not have been waived by the Sellers;

                (d) by Buyer or the Sellers if the Closing does not occur on or prior to July 31, 2002;

provided, however, that the party seeking termination pursuant to clause (b),
(c) or (d) is not in material breach of any of its representations, warranties, or in material breach of any of its covenants or agreements contained in this Agreement.

        11.2 Notice of Termination, Return of Documents. In the event of termination by the Sellers, on the one hand, or by Buyer, on the other, pursuant to this ARTICLE 11, written notice thereof shall forthwith be given to the other party and the Transactions shall be terminated, without further action by any party.

        11.3 Effect of Termination. If this Agreement is terminated and the Transactions are abandoned as described in this ARTICLE 11, this Agreement shall become void and of no further force and effect, except for the provisions of (a)
Section 6.2 (Confidential Information), (b) Section 6.6 (Expenses), (c) Section
6.2 (Publicity), and (d) this Section 11.3. Nothing in this ARTICLE 11 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by another party of its obligations under this Agreement.

                                   ARTICLE 12

                               GENERAL PROVISIONS

        12.1 Assignment. Except as set forth below or as otherwise provided in this Agreement, this Agreement and the rights and obligations hereunder shall not be assignable or transferable by any of Buyer or the Sellers without the prior written consent of each of the other parties hereto, which consent shall not be unreasonably withheld. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. To this end, to the extent required by Japanese law, the relevant party shall procure a written agreement from such assignee, transferee or other acquiring entity in which said entity agrees to be bound by the relevant terms and conditions of this Agreement.

        12.2 No Third-Party Beneficiaries. Except for Persons entitled to indemnification under ARTICLE 10 hereof, this Agreement is for the sole benefit of the parties hereto, and nothing herein express or implied shall give or be construed to give to any Person or entity, other than the parties hereto, any legal or equitable rights hereunder, including any right to enforce any obligations of any party hereto.

        12.3 Amendments; Waiver. No amendment to this Agreement shall be effective unless it shall be in writing and signed by each party hereto.

        12.4 Waiver of Compliance. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party, granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

        12.5 Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by prepaid telex, cable or telecopy, or sent, postage prepaid, by registered, certified or express mail, or reputable overnight courier service and shall be deemed given when delivered by hand, telexed, cabled or telecopied, three days after mailing (one Business Day in the case of express mail or overnight courier service), as follows:

                (i)     if to Buyer or Buyer Sub:

                        Critical Path, Inc.
                        350 The Embarcadero
                        San Francisco, CA 94105
                        Attention:  Chief Financial Officer and General Counsel
                        Facsimile:  (415) 541-2300

                        with a copy to:

                        Morrison & Foerster LLP
                        425 Market Street
                        San Francisco, California 94105
                        Attention:  Robert Townsend, Esq.
                        Facsimile:  (415) 268-7522

                (ii)    if to a Seller:



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

                        if to MITSUI:

                        Mitsui & Co., Ltd.
                        2-1 Ohtemachi 1-Chome, Chiyoda-ku, Tokyo 100-0004
                        Attention: General Manager, Media Business Division
                        Facsimile: (03) 3285-8625

                        if to Mitsui U.S.A.:

                        Mitsui & Co. (U.S.A.), Inc.
                        200 Park Avenue New York, NY. 10166-0130
                        Attention: General Manager, Electronics &
                                   Information Business Dept.
                        Facsimile: (212) 878-4323

                        if to NTTCOM:

                        NTT Communications Corporation
                        NISHI-SHINBASHI BLDG.B TOWER
                        14-1, Nishi-Shinbashi 2-Chome, Minato-ku, Tokyo 105-0003
                        Attention: Executive Manager, Manufacturing &
                                   Supply Chain Sales Department,
                                   Solution Business Division
                        Facsimile: (03) 3539-3703

                        if to NEC:

                        NEC Corporation
                        34-2 Shiba 5-Chome, Minato-ku, Tokyo 108-8421
                        Attention: Department manager, 4th Sales Department
                                   Transportation & Service Industries
                                   Solutions Division
                        Facsimile: (03) 3798-9754


        12.6 Interpretation. The headings contained in this Agreement, in any Exhibit, Appendix or Schedule hereto and in the table of contents to this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

        12.7 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

        12.8 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

        12.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Japan applicable to agreements made and to be performed entirely within Japan, without regard to the conflicts of law principles of Japan.

        12.10 Dispute Forum. If any dispute shall arise in respect of or in connection with this Agreement, the parties hereto shall try to amicably settle it through good-faith deliberation among the parties hereto. Shall such dispute not be amicably settled within three (3) months after the date of occurrence thereof, it shall be finally settled through arbitration conducted in English in Tokyo, Japan in accordance with the rules of at the Japan Commercial Arbitration Association. The costs of the arbitration, including any Japanese Commercial Arbitration Association administration fee, the arbitrator's fee, and costs of the use of facilities during the hearings, shall be borne equally by the parties to the arbitration. Attorneys' fees may be awarded to the prevailing or most prevailing party at the discretion of the arbitrator. The arbitrator shall not have any power to alter, amend, modify or change any of the terms of this Agreement. The award rendered therein shall be final and binding upon the parties hereto. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

        12.11 Exhibits and Schedules. All Exhibits, Appendices and Schedules annexed hereto or referred to herein that are delivered concurrently with the signing of this Agreement are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Inclusion of any matter in any Schedule does not imply that such matter would, under the provisions of this Agreement, have to be included in such Schedule. If any event, condition, fact or circumstance that is required to be disclosed in any Schedule hereto would require a change to such Schedule if the Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Sellers shall promptly deliver to Buyer an update to the Schedule specifying such change and shall use its best efforts to remedy same, as applicable; provided, however, that no such update shall be deemed to supplement or amend the Schedule attached hereto for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Sellers in this Agreement or (ii) determining whether any of the conditions set forth in ARTICLE 2 have been satisfied.

        12.12 Entire Agreement. This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and, except to the extent specifically set forth herein, supersedes all prior agreements and understandings relating to such subject matter.

         [The remainder of this page has been intentionally left blank.
                     The next page is the signature page.]

                IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.


                                        CRITICAL PATH, INC.

                                        By: /s/ William McGlashan
                                           -------------------------------------
                                        Name:
                                             -----------------------------------
                                        Title:
                                              ----------------------------------


                                        CRITICAL PATH JAPAN K.K.

                                        By: /s/
                                           -------------------------------------
                                        Name:
                                             -----------------------------------
                                        Title:
                                              ----------------------------------


                                        MITSUI & CO., LTD.

                                        By: /s/
                                           -------------------------------------
                                        Name:
                                             -----------------------------------
                                        Title:
                                              ----------------------------------

                                        MITSUI & CO. (U.S.A.), INC.

                                        By: /s/
                                           -------------------------------------
                                        Name:
                                             -----------------------------------
                                        Title:
                                              ----------------------------------

                                        NTT COMMUNICATIONS CORPORATION

                                        By: /s/
                                           -------------------------------------
                                        Name:
                                             -----------------------------------
                                        Title:
                                              ----------------------------------


                                        NEC CORPORATION

                                        By: /s/
                                           -------------------------------------
                                        Name:
                                             -----------------------------------
                                        Title:
                                              ----------------------------------